FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer Fred Schneider Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Integrated Corporate Relations (310) 954-1100

SKECHERS FOOTWEAR ANNOUNCES RECORD FIRST QUARTER 2008 REVENUES AND RECORD EARNINGS
— First Quarter 2008 Net Sales Increase 11.6 Percent to $384.9 Million
— First Quarter 2008 Net Earnings Increase 37.4 Percent to $32.8 Million
— First Quarter 2008 EPS increase of 34.6 Percent to $0.70

MANHATTAN BEACH, CA. – April 23, 2008 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the first quarter ended March 31, 2008.

Net sales for the first quarter of 2008 rose 11.6 percent to $384.9 million compared to $344.9 million for the same period in 2007. Net earnings for the quarter were a record $32.8 million versus net earnings of $23.9 million for the first quarter of 2007. Diluted earnings per share were $0.70 on 46,664,000 weighted average shares outstanding versus diluted earnings per share of $0.52 on 46,803,000 weighted average shares outstanding for the first quarter of 2007.

“Our first quarter sales of $384.9 million represent a new first quarter record and the second highest quarter in the Company’s history,” began David Weinberg, chief operating officer of SKECHERS. “The record revenue and earnings were primarily the result of growth across our international wholesale and retail businesses. Our domestic wholesale, retail and e-commerce divisions also grew year over year in spite of negative comp store sales experienced by our retail stores. We are particularly gratified with our strong and broad-based improvement given the challenging U.S. retail environment.”

Gross profit for the first quarter of 2008 was $172.2 million or 44.7 percent of net sales compared to $149.0 million or 43.2 percent of net sales in the first quarter of last year.

“Our improved margins, record earnings and record quarterly earnings per share of $0.70, which is substantially above our first quarter guidance of $0.57 to $0.62, is primarily due to the high double-digit growth in our international subsidiary business, a lower tax rate resulting from our international growth, as well as the favorable impact of the exchange rates experienced during the quarter,” stated Fred Schneider, SKECHERS chief financial officer. “Our balance sheet continues to be very strong, enabling us to continue to invest in our growth. While we are cautiously optimistic that the liquidity will be restored for our auction rate securities in the short term, we felt it was prudent to classify them to a long-term asset during the quarter.”

“As we approach our 16th year in business, we are ready to drive our message to every fashion-savvy consumer in every metropolis around the world. We believe we are extremely well-positioned, even in light of the economic challenges the U.S. is currently experiencing. In fact, Sporting Goods Intelligence recently (April 14, 2008) reported that ‘SKECHERS became the (U.S.) market’s only other billion dollar brand outside of Nike and grew its (U.S. market) share’,” commented Robert Greenberg, SKECHERS’ chief executive officer. “We have multiple unique lines comprised of more than 2,500 trend-right and reasonably priced styles. We are able to successfully meet the needs of a diverse consumer base in the United States and internationally by marketing our product through multiple mediums and several channels of distribution. We believe our fashionable product, broad diversification, and willingness to support our business through both marketing and execution makes us the right brand for our consumers. We are pleased with our consistent growth and record earnings, and look to the coming year with an eye on further developing our domestic and international business in our existing markets and building our brand in the recently launched Brazil and China arenas, as well as growing our company-owned store base by another 20 to 25 locations – including our first in Scotland, which is opening this week. Our goal is to continue to ensure that SKECHERS remains a must-have brand.”

Mr. Weinberg continued: “We believe the sales momentum we are seeing will continue into the second quarter based on key indicators including our backlog and strong shipments to date this quarter. While we are encouraged by our key indicators, we remain cautious about the coming year and therefore are providing a broader guidance range for the second quarter. This guidance reflects the difficult retail environment, which has resulted in many retailers requesting product shipping closer to their need.”

The Company now expects second quarter 2008 net sales to be in the range of $350 million to $365 million and diluted earnings per share in the range of $0.30 to $0.38.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, and across Europe, as well as through a joint venture in China. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements of the Company, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for our products and the various market factors described above; the ability of the Company to maintain its brand image; the ability to sustain, manage and forecast the Company’s growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with political instability in China, increases in labor or raw material costs, the occurrence of prolonged adverse weather conditions, a natural disaster or outbreak of a pandemic disease in China, or electrical shortages, labor shortages or work stoppages that may lead to higher production costs, production delays and/or transportation delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; violation of labor or other laws by our independent contract manufacturers, suppliers or licensees; potential imposition of additional duties, tariffs or other trade restrictions; business disruptions resulting from natural disasters such as an earthquake due to the location of the Company’s domestic warehouse, headquarters and a substantial number of retail stores in California; changes in business strategy or development plans; changes in economic conditions that could affect the Company’s ability to open retail stores in new markets and/or the sales performance of the Company’s existing stores; the ability to attract and retain qualified personnel; the disruption, expense and potential liability associated with existing or unanticipated future litigation; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2007. The risks included here are not exhaustive. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of the Company’s future performance.

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$152,436	$199,516
Short-term investments	—	104,500
Trade accounts receivable, net	237,021	167,406
Other receivables	9,196	10,520

Total receivables	246,217	177,926

Inventories	178,368	204,211
Prepaid expenses and other current assets	21,789	13,993
Deferred tax assets	8,594	8,594

Total current assets	607,404	708,740

Property and equipment, at cost less accumulated depreciation and amortization	106,687	98,400
Intangible assets, less applicable amortization	14	78
Deferred tax assets	14,670	13,983
Long-term investments	107,616	—
Other assets, at cost	22,637	6,776

TOTAL ASSETS	$859,028	$827,977

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current installments of long-term borrowings	$323	$437
Accounts payable	148,187	164,466
Accrued expenses	33,288	19,949

Total current liabilities	181,798	184,852

Long-term borrowings, excluding current installments	16,365	16,462
Stockholders’ equity	660,865	626,663

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$859,028	$827,977

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Net sales	$384,922	$344,896
Cost of sales	212,750	195,857

Gross profit	172,172	149,039
Royalty income	840	1,201

	173,012	150,240

Operating expenses:
Selling	25,534	26,841
General and administrative	99,221	85,984

	124,755	112,825

Earnings from operations	48,257	37,415

Other income (expense):
Interest, net	1,453	847
Other, net	(97)	(22)

	1,356	825

Earnings before income taxes	49,613	38,240
Income tax expense	16,769	14,340

Net earnings	$32,844	$23,900

Net earnings per share:
Basic	$0.72	$0.54

Diluted	$0.70	$0.52

Weighted average shares:
Basic	45,880	43,951

Diluted	46,664	46,803